Exhibit 5.1

Derek O. Colla T: +1 202 842 7849 dcolla@cooley.com

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Trevena, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the Company of an aggregate of 10,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-225685) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated January 29, 2019, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by persons where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

1299 PENNSYLVANIA AVENUE N.W., SUITE 700, WASHINGTON, DC 20004-2400  T: (202) 842-7899  WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Derek O. Colla
Derek O. Colla

1299 PENNSYLVANIA AVENUE N.W., SUITE 700, WASHINGTON, DC 20004-2400  T: (202) 842-7899  WWW.COOLEY.COM